                                                                   EXHIBIT 2(b)

                            ACQUISITION AGREEMENT

This Acquisition Agreement ("Agreement") is made this 2nd day of February 1996, by and among Universal Medical Systems, Inc., a Nevada corporation, having its principal office at 13825 Icot Boulevard Suite 613, Clearwater, Florida 34620 ("UMSI"), MHTI Acquisition Corporation, a corporation to be formed under the laws of the State of Florida as a wholly owned subsidiary corporation of UMSI, whose principal office will be located at 13825 Icot Boulevard Suite 613, Clearwater, Florida 34620 ("MHTIAC"), Medical High Technology, Inc., a Florida corporation having its principal office located at 14155 58th Street North, Clearwater, Florida 34620 ("MHTI"), and the following named Shareholders of MHTI whose address is c/o MHTI 14155 58th Street North, Clearwater, Florida 34620, which shareholders are hereinafter sometimes referred to as the "Shareholders".

                                                             Number of
         Name of                                            Shares Owned
Shareholder and Address                                     Common        Preferred
-----------------------                                     ------        ---------

         Jerome P. Shields                                    495

         James N. Marsh                                       495

         Ronald D. Brewer                                     495

         Brian F. Heidtman                                     15

         Transmillennial Resource Corporation               1,385         225,224


                                  RECITALS:

         WHEREAS: The Shareholders are the owners of record of all of the issued and outstanding shares of common and preferred stock of MHTI;

         WHEREAS:   UMSI is a corporation duly organized and in good standing
under the laws of the State of Nevada, having been incorporated on January 14, 1987;

         WHEREAS:   MHTI is a corporation duly organized and in good standing
under the laws of the State of Florida, having been incorporated on January 18, 1982;

         WHEREAS:   The parties hereto desire to effect a merger of MHTI with
and into a wholly owned subsidiary corporation of UMSI to be formed in the State of Florida as hereinafter provided, on the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of Florida; and

         WHEREAS:   The parties hereto desire that this transaction constitute a tax-free reorganization within the meaning of Section 368 (a)(1)(A), or other applicable section, of the Internal Revenue Code.

         In consideration of the above premises, for the consideration set forth below, and subject to the terms and conditions set forth below, the parties agree as follows:

ACQUISITION AGREEMENT - Page 2 of 11


         Section I. Formation of Wholly Owned Subsidiary Corporation of UMSI. Upon execution of this Agreement, UMSI will take all action necessary and cause the incorporation in Florida of a new wholly owned subsidiary corporation of UMSI to be named (if available) "MHTI Acquisition Corporation" ("MHTIAC") whose Board of Directors will ratify, approve and adopt this Agreement. MHTIAC shall be authorized to issue 1,000 shares of common stock with a par value of $.001 per share of which 100 shares shall be duly issued and outstanding in the name of UMSI at the time of closing.

         Section II. Exchange of Stock. On the closing date, as fixed below, the Shareholders shall deliver to MHTIAC certificates representing all of the issued and outstanding shares of the common and preferred stock of MHTI, duly endorsed. In exchange, UMSI shall deliver to the Shareholders, at closing, certificates representing one million (1,000,000) shares of the preferred stock of UMSI, such shares to be issued pro-rata to the Shareholders based upon the percentage share holdings of each Shareholder of MHTI shares of common stock. No fractional shares will be issued. One hundred thousand (100,000) shares of the UMSI preferred stock to be issued to shareholder Transmillennial Resource Corporation shall be returned by Transmillennial Resource corporation to UMSI who will then deliver these 100,000 shares of UMSI preferred stock to the current landlord for MHTI as part of the consideration for the landlord agreeing to modify or amend the existing lease between landlord and MHTI.

         Section III.     Merger of MHTI and MHTIAC.

                 (a) The delivery by the Shareholders of all the issued and outstanding shares of common and preferred stock of MHTI to MHTIAC in exchange for shares of preferred stock of UMSI shall result in a merger of MHTI with and into MHTIAC, whereupon the separate existence of MHTI shall cease, MHTI shall be merged into MHTIAC, and MHTIAC shall be the surviving corporation (the "Surviving Corporation").

                 (b) As soon as practicable after closing, UMSI, MHTI and MHTIAC will file, or cause to be filed, with the Secretary of State of the State of Florida a certificate of merger for the merger of MHTI and MHTIAC, in accordance with Florida law.

                 (c) From and after the date of closing and filing of the certificate of merger, MHTIAC as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of MHTI and MHTIAC, as provided under Florida law.

                (d) The laws which are to govern MHTIAC as the surviving corporation are Florida law. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of MHTIAC, and the by-laws of the Surviving Corporation shall be the by-laws of MHTIAC, until the same shall be further amended or modified in accordance with the provisions of Florida law.

ACQUISITION AGREEMENT - Page 3 of 11


         Section IV.      Voting Rights.

                 (a) In accordance with the laws of the State of Florida, the holder of each share of the common and preferred stock of MHTI and the common stock of MHTIAC is entitled to vote upon the adoption of this Agreement, including the plan of merger and reorganization included herein, each such share being entitled to one (1) vote. The approval of the holders of a majority of the outstanding shares of common and preferred stock of MHTI and of the holders of a majority of the outstanding shares of common stock of MHTIAC is required.

                 (b) Special meetings of the shareholders of MHTI and MHTIAC shall be called and held in accordance with the laws of the State of Florida as soon as may be practicable after the execution of this Agreement for the purpose of voting upon the approval and adoption of this Agreement.

                 (c) Notwithstanding the provisions of this Agreement, shareholders of MHTI who have not voted in favor of the merger of MHTI with and into MHTIAC or consented thereto in writing and have demanded appraisal rights, shall have all such appraisal rights or dissenting shareholder rights as may be provided under the laws of the State of Florida, and the directors and officers and MHTI shall do all things required by said laws to notify said shareholders of their respective appraisal rights.

         Section V. Approval by Respective Boards of Directors. By execution of this Agreement below, the respective officers of UMSI and MHTI acknowledge, confirm and verify that this Agreement has been approved by the Boards of Directors of UMSI and MHTI.

         Section VI. Approval by Board of Directors and Shareholders of MHTIAC. UMSI as the sole and only shareholder of MHTIAC, represents and warrants that on or before the date of closing this Agreement will be approved and adopted by the Board of Directors of MHTIAC and at MHTIAC's special meeting of shareholders called for the purpose of acting upon the approval and adoption of this Agreement, UMSI will vote all of its shares or capital stock of MHTIAC in favor of the approval and adoption of this Agreement or in lieu thereof will cause this Agreement to be approved by written consent of the shareholders of MHTIAC.

         Section VI. Closing. The closing of the exchange of shares of stock shall take place on or before February 16, 1996, at the offices of UMSI, subject to extension or change by mutual agreement of the parties.

ACQUISITION AGREEMENT - Page 4 of 11


         Section VII. Warranties and Covenants of Shareholders. The Shareholders jointly and severally represent, warrant, and covenant as follows:

                 (a) Each of the Shareholders is the owner of record of the number of fully paid and nonassessable shares of the common and preferred stock of MHTI set forth opposite his or her name below:

                                                   Number of Shares Owned
                 Shareholder                       Common        Preferred
                 -----------                       ------        ---------

                 Jerome P. Shields                    495
                 James N. Marsh                       495
                 Ronald D. Brewer                     495
                 Brian F. Heidtman                     15
                 Transmillennial Resource Corp.     1,385          225,224
                                                    -----          -------
                          Total:                    2,885          225,224

                 (b) As of the date of this Agreement, MHTI is authorized to issue 250,000 common shares, of which 2,885 shares are issued and outstanding; and MHTI is authorized to issue 225,400 preferred shares, of which 225,224 shares are issued and outstanding. No options or warrants are currently outstanding for the purchase of any shares of MHTI.

                 (c) MHTI is duly incorporated and authorized to do business under the laws of the State of Florida.

                 (d) MHTI has the power and authority to carry on its business as currently conducted, and holds, or is duly licensed under, all patents, trademarks, trade names, copy-rights, licenses, processes, and formulas necessary for the operation of its business as currently conducted, free and clear of all liens, encumbrances, and claims of any kind.

                 (e) The balance sheet and income statement of MHTI attached as Exhibit "A" and incorporated herein by this reference, fully and accurately reflect respectively the financial condition of the corporation as of December 31, 1995, and the operations of the corporation for the period ending December 31, 1995.

                 (f) No transactions, other than in the ordinary and usual course of business, have been engaged in by MHTI from December 31, 1995, to the date of this Agreement, and there has been no material adverse change in the financial or operating condition of MHTI since December 31, 1995.

ACQUISITION AGREEMENT - Page 5 of 11


                 (g) Except as set forth on Exhibit "B", attached hereto and incorporated herein by this reference, as of the date of this Agreement MHTI is not, and as of the closing date MHTI will not be, in default under any contract or agreement, or under the order or decree of any court. To the best knowledge of the Shareholders there are no actions or proceedings pending or threatened against MHTI as of the date of this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will conflict with, result in the breach of, or accelerate the performance required by any contract or agreement to which MHTI or any of the Shareholders is now a party.

                 (h) There are no dividends declared and unpaid on any of the common shares of common or preferred stock of MHTI.

                 (i) MHTI is not a party to any contract or agreement, and is not subject to any other restriction, materially and adversely affecting its business, property, or assets.

                 (j) MHTI has good and marketable title to all assets reflected on the balance sheet included in Exhibit "A", which assets are "as is" and "where is".

                 (k) Attached as Exhibit "C", and incorporated herein by this reference, is an accurate list of all insurance policies in effect with respect to the business and property of MHTI as of the date of this Agreement. Insurance, or comparable coverage, shall be kept in effect until the closing date.

                 (l) Attached as Exhibit "D", and incorporated herein by this reference, is an accurate list of every lease to which MHTI is a party, together with the terms of each lease.

                 (m) Attached as Exhibit "E", and incorporated herein by this reference, is an accurate list of accounts and notes receivable by MHTI as of the date of this Agreement.

                 (n) Attached as Exhibit "F, and incorporated herein by this reference, is an accurate itemization of the liabilities of MHTI as of the date of this Agreement.

                 (o) All of the holders of common stock of MHTI have consented to the transfer of all of the issued and outstanding shares of preferred stock of MHTI pursuant to the terms of this Agreement, as evidenced by the written consent of the holders of all issued and outstanding shares of common stock of MHTI, which written consent is attached hereto as Exhibit "G", and incorporated herein by this reference.

                 (p) The Shareholders, officers and directors of MHTI have informed UMSI of the on-going cash flow needs of MHTI in order that UMSI can include these cash flow needs in plans for funding the on-going operations of MHTI.

ACQUISITION AGREEMENT - Page 6 of 11


         Section VIII. Interim Operations; Additional Covenants of Shareholders. The Shareholders represent, warrant, and covenant that MHTI will not enter into any transaction, prior to the closing date, other than in the ordinary course of business, and that the Shareholders will take any action that is necessary to insure that MHTI will not enter into any such transactions, and in particular will not, without the prior written consent of
UMSI:

                 (a) Create or incur any indebtedness other than unsecured current liabilities incurred in the ordinary course of business;

                 (b) Grant or permit to arise any mortgage, security interest, lien, or encumbrance of any kind;

                 (c) Sell or otherwise dispose of any of its assets other than merchandise inventories sold in the ordinary course of business:

                 (d) Declare or pay any dividends, or repurchase or redeem any of its shares, or establish a sinking fund or other reserve for such purpose;

                 (e) Issue, sell, or grant options for the sale of any of its shares, whether or not previously authorized or issued;

                 (f) Expend any funds for capital additions or improvements other than ordinary expenditures for maintenance, repairs, and replacements.

                 (g) Acquire an interest in any other business enterprise, whether for cash or in exchange for the stock or other securities of MHTI; or

                 (h) Increase the compensation paid to any of its officers, directors, or employees above the level paid on the date of this Agreement or agree to pay to any of its officers, directors or employees any bonus, severance pay, or pension, whether under an existing compensation or deferred compensation plan, or otherwise.

         Section IX. Covenants of UMSI as to Stock. UMSI represents, covenants, and warrants as follows:

                 (a) As of the date of this Agreement, UMSI is authorized to issue, in the aggregate, twenty-five million (25,000,000) shares of common stock, with a par value of $.001 per share, of which not more than 5,500,000 shares are issued and outstanding. As of the date of this Agreement, UMSI is authorized to issue, in the aggregate, ten million (10,000,000) shares of preferred stock, with a par value of $.001 per share, of which no shares are issued and outstanding.

                 (b) Between the date of this Agreement and the closing date, UMSI will not without the prior written consent of the Shareholders, recapitalize, reclassify, or increase its presently authorized common stock.

ACQUISITION AGREEMENT - Page 7 of 11


                 (c) The one million (1,000,000) shares of preferred stock of UMSI to be issued to the Shareholders in exchange for all of the issued and outstanding shares of common stock of MHTI shall include the following rights and privileges.

                          (i)     Each share of preferred stock shall have a
stated value of $3.00, but shall have no guaranteed dividend or interest.

                          (ii)    The holders of preferred stock shall have the
same voting rights at all meetings of shareholders of UMSI as the holders of common shares of stock of UMSI.

                          (iii)   The preferred shares of stock may be
converted to shares of common stock of UMSI when any one of the following events occurs:

                                  A.       At any time after the common shares
of stock of UMSI are trading at $6.00 per share over ten (10) consecutive trading days.

                                  B.       UMSI authorizes the conversion of
the preferred shares of stock to common shares of stock.

                                  C.       One year following the closing date,
all remaining shares of preferred stock, not already converted to shares of common stock of UMSI, automatically shall be converted to shares of common stock of UMSI.

                                  D.       In all cases, the number of shares
of UMSI common stock to be issued pursuant to the above described conversion options shall be determined based upon the average bid price for shares of common stock of UMSI over the fifteen (15) trading days prior to the conversion date. For example, if the average bid price over the fifteen (15) trading days prior to the conversion date is $1.00 per share then each share of preferred stock would be converted into three (3) shares of common stock; if the average
bid price is $3.00   per share then each share of preferred stock would be
converted into one (1) share of common stock.

                 (d) Each certificate representing a share of preferred stock of UMSI to be issued pursuant to this Agreement shall bear on its face a legend in substantially the following form:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933. the shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's legal counsel that registration is not required under such Act."

                 (e) UMSI will not at any time prior to the conversion of all of the UMSI preferred shares issue any capital stock of any class which has superior or prior rights to be preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up.

ACQUISITION AGREEMENT - Page 8 of 11


                 (f) In the case of any capital reorganization or any reclassification of the UMSI common stock or in the case of consolidation or merger of UMSI or the conveyance of all or substantially all of the assets of UMSI to another corporation, the stated value of UMSI preferred shares shall thereafter be adjusted so that the UMSI preferred shares shall be convertible into the number of shares of stock, or other securities or property, to which a holder of the number of shares of UMSI common stock deliverable upon conversion of the preferred shares would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance.

         Section X.       Conditions Precedent to Obligations of UMSI and
MHTIAC.   The obligations of UMSI and MHTIAC under this Agreement are subject to the following conditions:

                 (a) There shall be tendered for exchange by the Shareholders at the closing, certificates representing all of the issued and outstanding shares of the common and preferred stock of MHTI in a form approved by counsel for UMSI.

                 (b) The representations of the Shareholders contained herein shall be true as of the closing date, and the Shareholders shall execute and deliver to UMSI a certificate to that effect in form and substance satisfactory to counsel for UMSI.

                 (c) All directors and officers of MHTI shall tender their resignations effective as of the closing date.

                 (d) Neither the inventories nor operating assets of MHTI shall have been substantially damaged or destroyed.

                 (e) The obligation of MHTI to Pfizer Medical systems, Inc. shall be restructured on terms and conditions satisfactory to UMSI and MHTIAC.

                 (f) The lease for the premises presently occupied by MHTI shall be restructured on terms and conditions satisfactory to UMSI and MHTIAC.

                 (g) MHTI shall execute employment agreements with the present employees of MHTI on terms and conditions satisfactory to MHTI, UMSI and MHTIAC.

                 (h) UMSI and MHTIAC shall have received an opinion of legal counsel to UMSI, satisfactory in form and substance to UMSI and MHTIAC, to the effect that (i) all necessary corporate proceedings of UMSI and MHTIAC have been duly taken to authorize and enable the exchange of the shares as provided for herein, (ii) the delivery of the shares of preferred stock of UMSI to the Shareholders of MHTI in exchange for their shares of common and preferred stock of MHTI being delivered to MHTIAC pursuant to this Agreement is exempted from the registration requirements under the Securities Act of

ACQUISITION AGREEMENT - Page 9 of 11

1933, as amended, by reason of the applicability of Section 4(2) of the Act, Regulation D promulgated under Section 3(b) of the Act, or any other exemption provided for under the Act, and (ii) the transactions herein provided for will not result in the recognition of taxable gain to the Shareholders of MHTI upon the transfer of their stock of MHTI in exchange solely for stock of UMSI, nor in the recognition of taxable gain to UMSI, or its shareholders, or MHTIAC upon said transfer, by reason of the transaction qualifying as a tax-free reorganization under the Internal Revenue Code.

         Section XI. Conditions Precedent to Obligations of Shareholders; Non taxability of Exchange. The obligation of the Shareholders under this Agreement to deliver to UMSI their shares of the common and preferred stock of MHTI is subject to the following conditions:

                 (a) No Shareholder shall have received prior to closing an opinion from legal counsel to the effect that the exchange of their shares of MHTI common and preferred stock for shares of preferred stock of UMSI under the terms of this Agreement does not constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

                 (b) As of the closing UMSI shall make available funds in the amount of $250,000 for MHTIAC corporate operating expenses.

         Section XII. Investment Intent. Each of the Shareholders represents that the shares of stock of UMSI being acquired by him or her under this Agreement are being acquired for investment purposes only, and not with a view to reselling the same or dividing participation with others. Each Shareholder represents that he or she has no present intent to resell or otherwise dispose of all or any part of such shares.

         Section XIII.    Access to Records and Information

                 (a) UMSI, and its counsel, accountants, engineers, and other representatives, shall have the right at all times during ordinary business hours to inspect all of the properties, books, and records of MHTI, and the Shareholders shall cooperate with and furnish to UMSI and its representatives, all such information and documents with respect to the affairs of MHTI as UMSI or its representatives may reasonably request.

                 (b) The Shareholders, and their counsel, accountants, engineers, and other representatives, shall have the right at all times during ordinary business hours to inspect all of the properties, books and records of UMSI, and UMSI shall cooperate with and furnish to the Shareholders and their representatives, all such information and documents with respect to the affairs of UMSI as the Shareholders or their representatives may reasonably request.

ACQUISITION AGREEMENT - Page 10 of 11

         Section XIV. Accounting. For accounting purposes, this transaction shall be deemed to have occurred as of December 31, 1995.

         Section XV. Limitation on Liability of MHTI Shareholders. UMSI and MHTIAC hereby agree and acknowledge that any and all liability of the shareholders of MHTI related to the accuracy of the warranties, representations and covenants set forth herein, including but not limited to the warranties, representations and covenants set forth in Section VII above, shall be subject to a cumulative deductible in the amount of $25,000 and shall not exceed the aggregated stated value of the preferred stock.

         Section XV. Notices. All notices required or permitted to be given under this Agreement shall be deemed duly given when delivered personally or sent by registered or certified mail, postage prepaid, properly addressed to the party to receive such notice, at the addresses specified above.

         Section XVI. Entire Agreement. This Agreement constitutes the entire agreement between the parties; there are no agreements, warranties, or representations, express or implied, except those expressly set forth herein. All agreements, representations, and warranties contained in this Agreement shall apply as of the closing date and shall survive the closing of this Agreement.

         Section XVII. Modification. This Agreement may not be amended or modified, except by written agreement of the parties.

         Section XVIII. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their heirs, legal representatives, successors, and assigns.

         Section XIX. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida.

         Section XXX.     Counterparts.    This Agreement may be executed in
multiple counterparts and on facsimile paper and by facsimile transmission as necessary. when each of the parties has signed and delivered at least one such counterpart, each counterpart will be deemed an original and, when taken together with the other signed counterparts, shall constitute one fully executed copy of this Agreement, which shall be binding upon and effective as to the parties according to its terms.

ACQUISITION AGREEMENT - Page 11 of 11


         IN WITNESS WHEREOF, this Agreement has been executed in one or more duplicate original counter-parts at Clearwater, Florida on the date first above written.


UNIVERSAL MEDICAL SYSTEMS, INC.


By:  /s/ Myron A. Baker
   ----------------------------------------
     Myron A. Baker, Chairman, & CEO


MEDICAL HIGH TECHNOLOGY INTERNATIONAL, INC.


By:  /s/ Jerome P. Shields
   ----------------------------------------
     Jerome P. Shields, President


 /s/ Jerome P. Shields
-------------------------------------------
 JEROME P. SHIELDS


 /s/ James D. Marsh
-------------------------------------------
 JAMES D. MARSH


 /s/ Ronald D. Brewer
-------------------------------------------
 RONALD D. BREWER


 /s/ Brian F. Heidtman
-------------------------------------------
 BRIAN F. HEIDTMAN



TRANSMILLENNIAL RESOURCE CORPORATION


By  /s/ Chuck Broes
  -----------------------------------------
    Chuck Broes, President

                                 EXHIBIT "A"

Date:             Medical High Technology International, Inc.
Dec. 31, 1995                                                         Page:   1

                                 Balance Sheet
               EXHIBIT "A"

                             For All Departments
                           As of December 31, 1995

Current Assets

   Cash                                                $   45,328.31
   Def. Receivable Related Party                           44,892.38
   Accounts Receivable - Trade                            316,977.72
   Reserve for Bad Debts                                  (10,000.00)
   Employee Receivables                                       282.51
   Inventory - Systems                                     96,058.62
   Inventory - Parts                                      583,526.01
   Prepaid Expenses                                         3,485.45
   Tax Refund Receivable                                       (6.19)
Total Current Assets                                   $1,080,544.81

Property & Equipment

   Furniture & Equipment                               $  265,524.66
   Tools & Equipment                                      191,449.10
   Leasehold Improvements                                  21,332.06
   Accumulated Depreciation                              (426,852.47)
Total Property & Equipment                             $   51,453.35

Other Assets

   Deposits                                            $   39,231.80
   Expense Advances - Permanent                             5,600.00
Total Other Assets                                     $   44,831.80

Total Assets                                           $1,176,829.96

Current Liabilities

   Accounts Payable                                    $  188,641.48
   Direct Deposit Payable - P/R                             4,151.87
   Customer Deposits                                      451,050.00
   Deferred Revenue                                       245,236.88
   Estimated Warranty Liability                             8,333.26
   Note Payable - Current                                 150,000.00
   Loans From Stockholders                                 21,613.96
   Loans From Related Party                                   50,000
   Sales Tax Payable                                          137.69
   Local Taxes Payable                                        256.68
   Federal Income Tax Withheld                              6,872.23
   F I C A Payable                                          3,819.72
   State Income Tax Withheld                                  742.86
   Commissions Payable                                        192.00
   Other Accrued Liabilities                               83,538.28
   Accrued Payroll                                        189,020.01
   S/T Accrued Rent Expense                                10,164.00


Date:             Medical High Technology International, Inc.
Dec. 31, 1995                                                          Page:   2

                                Balance Sheet

          EXHIBIT "A"

                             For All Departments
                           As of December 31, 1995

Total Current Liabilities                             $ 1,413,770.92

Long Term Liabilities

   Accrued Royalties                                  $ 1,059,815.63
   Long Term Debt                                         123,095.37
   L/T Accrued Rent Expense                                 5,082.00

Total Liabilities                                     $ 2,601,763.92

Stockholders' Equity

   Common Stock                                       $     2,885.00
   Additional Pain-In Capital                              48,543.96
   Preferred Stock At Par                                 225,224.00
   Retained Earnings                                   (1,902,899.19)
Net Profit / (Loss)                                       201,312.27
Total Stockholders' Equity                            $(1,424,933.96)

Total Liabilities & Equity                            $ 1,176,829.96


Date:             Medical High Technology International, Inc.
Dec. 31, 1995                                                          Page:   1

                          Profit and Loss Statement

                             For All Departments
            For the period December  1, 1995 to December 31, 1995

                                               Current Period                    Year To Date
                                                   Amount                            Amount
Sales Income

Labor Revenue                                   $71,990.37                     $  439,642.13
Parts Sales                                       2,190.00                        135,650.00
0600 System Sales                                      .00                        525,000.00
Travel Revenue                                         .00                          1,120.00
Freight Revenue                                     (35.92)                        15,895.64
Other Income                                          3.75                             66.47
Net Sales                                       $74,148.20                     $1,117,374.24


Cost of Sales

Cost of Labor                                   $26,538.65                     $  140,453.14
Cost of Parts                                       606.31                         24,263.80
Cost - 0600 Systems                                    .00                        163,178.31
Cost of Sales - Travel                            7,185.20                         31,683.90
Cost of Sales - Meals                             1,261.33                          4,257.83
Cost of Sales - Freight                           1,880.75                         21,116.76
Cost of Sales - Warranties                         (833.37)                        (4,166.72)
Cost of Sales - Other                             1,394.10                          5,608.20
Cost of Sales - Inv. Shrinkage                   (3,278.46)                      (10.,020.25)
Shop Supplies & Expense                              13.57                            473.40
Cost of Royalties - Pfizer                             .00                         51,305.60
Total Cost of Sales                             $34,768.08                     $  428,153.97

Gross Profit                                    $39,380.12                     $  689,220.27
Selling, G & A Expenses

Auto Expense                                    $ 5,546.86                     $   29,040.56
Bank Charges                                         30.00                            562.71
Books & Periodicals                                    .00                             42.79
Business Meals                                      966.50                          3,254.27
Depreciation Expense                              1,301.00                          6,505.00
Dues & Subscriptions                                   .00                            269.95
Education Expense                                      .00                            158.00
Entertainment Expense                                  .00                             59.96
Insurance - General                                 356.72                          1,783.60
Insurance - Group                                 9,277.92                         28.071.11
Insurance - Workman's Comp.                       2,421.49                          4,472.51
Legal & Accounting                                2,218.00                          9.536.00
Maintenance & Repairs                             1,857.01                          5,357.46
Office Expense & Supplies                           524.09                          1.096.51
Postage & Shipping                                   92.08                           927.62
Promotion Expense                                   576.28                          9,234.35
Research & Development                              690.07                            690.07

Date:              Medical High Technology International, Inc.

Dec. 31, 1995                                                          Page:   2

                          Profit and Loss Statement

                             For All Departments
            For the period December  1, 1995 to December 31, 1995

                                               Current Period                    Year To Date
                                                   Amount                            Amount

Rent - Building                                  25,657.11                        128,285.55
Rent - Equipment                                    176.60                          1,096.73
Salaries & Wages                                 40,542.63                        189,742.42
Sales/Marketing Expense                             783.96                          1,760.37
Taxes & Licenses                                  1,989.84                          9,809.20
Taxes - Payroll                                   3,631.75                         22,999.24
Telephone & Telegraph                             2,148.31                          8,693.38
Travel - Sales                                    2,679.08                          3,026.48
Utilities                                         1,382.16                          6,829.61
Total Selling, G & A Expenses                  $104,799,46                       $473,305.45

Net Income From Operations                     $(65,419.34)                      $215,914.82

Other Income And Expense

Interest Income                                     $80.49                       $    216.88
Interest Expense                                  3,767.06                         14,235.43
Total Other Income / Expense                   $  3,686.57                       $ 14,018.55

Net Income Before Tax                           (69,105.91)                      $201,896.27

   Late Income Tax                                     .00                            584.00

Net Income / (Loss)                             (69,105.91)                      $201,312.27


Dec. 31, 1995    5:22 PM                                                 Page  1
                 Medical High Technology International, Inc.

                           STATEMENT OF CASH FLOWS

                     For the period 12/01/95 to 12/31/95

                                                             -----Current Year Figures-----
Cash Flow from operating activities
     Net Income (Loss)                                                 (69,105.91)
   Charges not using Cash
         Depreciation - Florida                                          1,293.33
         Depreciation - North Dakota                                         7.67
     Change in Current Assets
         Short-Term Investments                                               .00
         Net Receivables
                Del. Receivable Related Party                          105,400.00
                Employee Receivables                                       (33.45)
                Expense Advances - Temporary                               300.00
                A/R - Florida                                           55,068.78
                A/R - Maryland                                          (5,416.67)
                A/R - New York                                               (.02)
                A/R - Texas                                            (15,427.15)
                A/R - MHTI International                                  (226.93)
                A/R - New Jersey                                         2,500.00
         Inventory
                Inventory - Systems                                    (10,705.16)
                Inventory - Parts                                        2,455.05
                Inventory - R & D                                       (4,573.65)
         Prepaid Expenses
                Deposits                                                     6.00
     Change in Current Liabilities
         Accounts Payable
                Accounts Payable                                       (14,867.29)
         Notes Payable (Current)                                              .00
         Current Maturities of Long-term Debt                                 .00
         Taxes Payable
                Local Taxes Payable                                          5.63
                Federal Income Tax Withheld                              1,610.20
                F I C A Payable                                            351.42
                Sales Tax - Florida                                         10.50
                Accrued Taxes - Florida                                     26.14
                State Tax W/H - North Dakota                                51.64
                State Tax W/H - New Jersey                                 107.23
         Leases Payable (Current)
                L/T Accrued Rent Expense                                  (847.00)
         Other Current Liabilities
                Accounts Receivable -Deferred                           60,706.94
                Customer Deposits                                       (5,400.00)
                Deferred Revenue                                      (104,142.49)
                Estimated Warranty Liability                              (833.37)
                Other Accrued Liabilities                               (2,517.66)
                                                                  ---------------
                     Total Cash Flow from operating activities          (4,196.22)

Cash Flow from investing activities

   Long-Term Investments                                                      .00
   Property, Plant & Equipment
         Accumulated Depreciation                                        1,301.00


Dec. 31, 1995                                                             Page 2
                           STATEMENT OF CASH FLOWS

                     For the period 12/01/95 to 12/31/95

                                                             -----Current Year Figures-----
           Depreciation - Florida                                       (1,293.99)
           Depreciation - North Dakota                                      (7.67)
                                                                              .00
     Intangible Assets                                                        .00
     Other Assets                                                             .00
                                                                       ----------
                       Total Cash Flow from investing activities              .00
Cash Flow from financing activities
     Long-Term Debt
           Loans From Stockholders                                       1,271.23
           N/P - Landlord                                              (23,483.03)
     Common Stock                                                             .00
     Preferred Stock                                                          .00
     Additional Paid-in Capital - Common                                      .00
     Retained Earnings                                                        .00
                                                                       ----------
                       Total Cash Flow from financing activities       (22,211.80)
                                                                       ----------
Net Increase (Decrease) in Cash                                        (26,408.02)
                                                                       ==========


Beginning Cash Balance                                                  71,736.33
Net Increase (Decrease) in Cash                                        (26,408.02)
                                                                       ----------

Ending Cash Balance                                                     45,328.31
                                                                       ==========


Medical High Technology International, Inc.
Notes to Financial Statements

December 31, 1996


Refer to the attached schedules of inter-company balances between Theratronics International, Ltd and MHTI. These amounts are still being resolved between the companies and some of the items may be in dispute.

MEMORANDUM


DATE:            February 8, 1996

TO:              Jerome P. Shields

FROM:            Beth A. Bruck

RE:              TIL/MHTI Intercompany Balances

Beginning with the statement sent to us by Ogilvy Renault, I have done an analysis of the balances of the intercompany accounts as follows:


Owed to TIL from MHTI:
  Promissory note                                    $ 50,000.00

   Interest                                            25,606.74

  St. Joe's Tampa final payment                       105,400.00

  Credit Memo 2417                                       (330.87)

  Upgrade costs for Victoria TX                        50,000.00

                                                      230,675.87

Owed to MHTI from TIL:

Balance from TIL statement                            123,482.13

  Interest on insurance payment                         7,216.78

Invoices not shown on TIL schedule:

                  10050 8/31/94 Frt                        41.25

                  10077 9/30/94 Citizen's install      20,000.00

                  10100 1/1/95 Frt & Vat                  462.56

                  10162 5/10/95 Frt                       240.74

  Invoice 9976 PO 26755C6 correct amount                5,016.30

  Add back credits of unknown origin                      694.37

  Meicor trade A/Registration Statement                36,828.79

  Interest due from Meicor on 50K note                  2,569.50

  Tax impact of Meicor transaction                    108,600.00
                                                     -----------
                                                      305,152.42
                                                     -----------
  NET AMOUNT DUE TO MHTI FROM TIL                    $ 74,476.55
                                                     -----------

                      THERATRONICS INTERNATIONAL LIMITED

                             Statement of Account

                                   M.H.T.I.


Amounts Owed to Theratronics by M.H.T.I.

         Promissory note (due April 1995)                                         $ 50,000.00

         Accrued interest on promissory note                                        22.500.00

         Invoice 3276.1-Final 20% due upon customer acceptance                     105,400.00

         Credit memo 2417 - Customs clearing charges on replacement cables            (330.87)

         Upgrade costs on #16 unit (Victoria) which
         were to be performed free                                                  50,000.00
                                                                                  -----------
TOTAL                                                                             $227,569.13


Amounts Owed to M.H.T.I. by Theratronics

         Insurance claim reimbursement                                            $ 41,692.38

         M.H.T.I. Invoices:
         P. O. 26756c6 - Service work for Gent Belgium (C. Clearey)                  5,000.00
         P.O. 23124c6 - ISOLINK, ETHERNET interface, St. Joseph, Texas               8,000.00
         10088                                                                         812.59
         10048                                                                         210.64
         10044 - Service work July 14 30/94 (15.5 days @ $278/day)                   9,443.75
         10016 - CTT 1591RC 1.5 M HU X ray tube #87375                              20,628.64
         10017                                                                      (4,216.00)
         10006                                                                         152.71
         10004                                                                          69.03
         9994                                                                          136.36
         9987                                                                           59.17
         9983 - Freight to Carrollton, TX, plus 10% administration charge            2,817.19
         9984                                                                          179.47
         9972 - CTT 1591RC X-ray tube, St. Barnabas Medical Centre                  18,128.80
         9974                                                                          243.16
         9968 - Installation CT-Sim                                                 20,000.00
         9966                                                                          297.53
         9912B                                                                        (242.33)
         9918B                                                                        (330.87)
         9948B                                                                        (121.17)
         9958                                                                          118.80
         9959                                                                          870.86
         9957                                                                           31.52
                                                                                  -----------
TOTAL                                                                             $123,482.13

Net Amount Owing to Theratronics from M.H.T.I.                                    $104,087.00
                                                                                  ===========

                                 EXHIBIT "B"

                                 EXHIBIT "B"


                                     None

                         EXHIBIT "C" AND EXHIBIT "D"

                                 EXHIBIT "C"

Workers' Compensation Insurance:

FL   -   FCCI Mutual Insurance      001-WC96A-23464                                       1/1/96 - 12/31/96

MD   -   Injured Workers Insurance Fund     582808-1                                      1/1/96 - 12/31/96

TX   -   Texas Workers Compensation Ins. Fund     SBP-0001039429-950127                  1/27/96 -  1/27/97

ND   -   Workers Compensation Bureau    11079-9                                          11/1/95 - 10/31/96

NJ   -   The Travelers   6UB 707K790695                                                  12/1/95 - 11/30/96




                                 EXHIBIT "D"

Leases

John B. Pickford as Ancillary Trustee, etc. - Building lease

Miscellaneous contracts for services with various termination clauses.

                                 EXHIBIT "E"

[MHTI LOGO]
                                 EXHIBIT "E"

--------------------------------------------------------------------------------
                    Medical High Technology International,
--------------------------------------------------------------------------------
                   Inc. - 14155 58th Street N., Clearwater,
                                Florida, 34620
                             Phone: (813)531-5688



                   ACCOUNTS RECEIVABLE - DECEMBER 31, 1995

Beth Israel Hospital                             $ 11,436.00
Beth Israel Medical Center                         59,400.00
Citizens Medical Center                            13.500.00
Magnetic Resonance Imagers                          2,050.84
Med-Tek International, Ltd.                         2,784.41
Misc. International                                67,955.65
Misc. Domestic                                     37,000.00
National MD                                        (1,090.50)
St. Joseph Hospital                                 1,449.15
Univ. of Maryland Hospital                         10,833.34
V. A. Medical Center                               11,413.86
                                                 -----------
Total                                            $216,732.75

Reserve for bad debt                              (10,000.00)
                                                 -----------
Total per Financial Stmt.                        $206,732.75
                                                 ===========

Due from related Party ( Theratronics International, Ltd.)                   $44,892.38

Advances due from various employees - short term                                 282.51

                                       long term travel adv.                   5,600.00


                                 EXHIBIT "F"

                                 EXHIBIT "F"

[MHTI LOGO]
--------------------------------------------------------------------------------
               - Medical High Technology International, Inc. -
--------------------------------------------------------------------------------
               14155 58th Street N., Clearwater, Florida 34620
                    Phone: (813)535-7095 Fax:(813)531-5688


                                  ACCOUNTS PAYABLE - DECEMBER 31, 1995

A 2 J Laser                         $   3,340.00       Protocision Machine                $   2,470.00
A-A Electric                              409.25       Mattew S. Blum                          (86.25)
Ace Hardware                               55.29       Medical Alignment Sys.                   956.40
American Paging                            98.32       Modular Mailing                            8.48
American Plastics                         471.14       National Dust Control                    128.40
AT&T                                    1,136.19       National Manufacturing                 1,521.60
Avnet Computer                          1.567.63       Bell Atlantic                             33.87
Basetec Office Supply                      79.33       Newark Electronics                       190.49
Bitec Southeast                            28.05       Nicholas Mason                           555.53
Boley, Inc.                               340.23       North American Van                     3,474.82
CAC - United Healthcare                 2,432.74       North Tampa Photo.                       149.92
Chester Electronics Supply                 62.41       Northwest Airlines                       120.60
Columbia Scientific                    12,000.00       Numonics Corp.                         1.966.00
Communication Specialties                 220.00       Paralan                                  827.62
Computer Support Products                 825.00       Pearson Thomas                         5,495.72
Control Concepts                        1,161.02       Pilot Airfreight                       1,470.22
Crenio, Inc.                            4,454.58       Buccaneer Blueprint                       19.09
Daniel Galvacky                           146.26       Pinellas Cty Utilities                   374.33
Danka                                     507.05       Florida Office Mart                      292.65
ABCC                                      312.83       PixieLink                              2,900.00
Davis Baldwin                           9,846.66       Printcraft                                57.78
DHL Airways, Inc.                         948.95       Professional Comm.                        35.75
Dunlee -Ray Tubes                      14,342.00       LEP Profit                                73.25
Emery Worldwide                           276.90       Provident                                250.23
Enviro-Safe Coatings                      845.00       Ron Brewer                             3,279.83
Federal Express                            15.50       Ron Gill                                 354.09
Fiberglass Coatings                       522.25       ServTronics                              302.06
Florida Power                             903.84       Source of Supply                         341.62
Frantz Imaging                          8,677.56       Sourch Research                          598.63
Gates/FA                                  380.00       Speedy, Inc.                             175.10
General Communications                     56.00       Strawberry Tree                          296.50
GTE Florida                               396.63       Theratronics                          27,250.00
Hewlett Packard                           395.00       Thomas Monkus                          2,511.72
Hamilton Hallmark                          83.00       Todd Hanson                              929.09
Impression Technology                   1,291.10       Tri-County Packing                     1,732.40
Integrated Power Designs                  498.73       UDT Sensors                           12,786.41
Bronstein, Carlson, Gleim                 518.00       Ultra-Cal, Inc.                        6,061.25
James N. March                          4,549.37       United Airlines                           55.78
Jerome P. Shields                       2,599.85       United Health & Life                   5,661.03
John Ondash                                90.00       United Parcel                            430.42
John Krawczyk                             295.45       US West Paging                            25.68
Lewis, Birch & Ricardo                    853.51       Varian Associates                      2,332.91
Maiden Brook Water                         22.31       Browning-Ferris                          103.99


                                 EXHIBIT "F"

[MHTI LOGO]

Accounts Payable
Page 2

Wes-Garde                                  90.65
William Beyer                             360.00
Wyle Enclosures                         8,543.00
Yellow Freight                          4,164.36
Zephyrhills                               253.19
Pergamon Press                          1.083.75
Clean Harbors                             615.00
Best Mfg.                                 339.00
Tektronix                                 400.10
Hill Mfg.                                  43.78
Air Cartage                                11.65
Mail Marketing                             63.46
Airline Profession Svc.                   467.84
Hevia, Beagles                          3,500.00
Digital Equipment                         490.00
F-D-C Reports                             315.00
CIF/RTK/PPC                                 1.00
Visiplex Instruments                      252.01
TNT Skypak                                639.10
Texas Dept. of Health                     100.00
Lace, Inc.                                330.25
DHL Airways                                 7.80
                                   -------------

Total                              $  188,641.48
                                   =============



Also see Exhibit "A" for additional liabilities listed on balance sheet.

                                 EXHIBIT "G"

                  WRITTEN CONSENT OF HOLDERS OF COMMON STOCK


         This Written Consent is executed effective the 2nd day of February 1996, by the undersigned, being all the holders of issued and outstanding shares of common stock of Medical High Technology International, In., a Florida corporation.

         WHEREAS:   All the holders of issued and outstanding shares of common and preferred stock of Medical High Technology International, Inc. ("MHTI") have approved and adopted an Acquisition Agreement and plan of merger with Universal Medical Systems, Inc. and its wholly subsidiary MHTI Acquisition Corporation under the terms of which all of the issued and outstanding shares of common and preferred stock of MHTI will be delivered to MHTI Acquisition Corporation in exchange for shares of preferred stock of Universal Medical Systems, Inc. resulting in a merger of MHTI with and into MHTI Acquisition Cororation;

         WHEREAS:   Subparagraph H of Article Four of the Articles of Amendment
to the Articles of Incorporation of Medical High Technology International, Inc. provides that shares of preferred stock of MHTI may not be transferred without the prior written consent of all the holders of common stock; and

         WHEREAS:   All the holders of common stock of MHTI desire to give
their prior written consent to the transfer to MHTI Acquisition Corporation of all the issued and outstanding shares of preferred stock of MHTI, pursuant to the terms and provisions of the Acquisition Agreement referenced above.

         THEREFORE, the undersigned, being all the holders of all the issued and outstanding shares of common stock of MHTI hereby consent to the transfer of all issued and outstanding shares of preferred stock of MHTI to Universal Medical Systems, Inc. pursuant to the terms and provisions of the Acquisition Agreement by and among MHTI, MHTI Acquisition Corporation and Universal Medical Systems, Inc.

  /s/ JEROME P. SHIELDS                      /s/ JAMES N. MARSH
-------------------------------------       ------------------------------------
 JEROME P. SHIELDS                           JAMES N. MARSH


  /s/ RONALD D. BREWER                       /s/ BRIAN F. HEIDTMAN
-------------------------------------       ------------------------------------
  RONALD D. BREWER                           BRIAN F. HEIDTMAN


TRANSMILLENNIAL RESOURCE CORPORATION



By: /s/ Executive Vice President TMRC
   ----------------------------------




                                 EXHIBIT "G"